                                                                Ex.99.24(b)4(u)

MYPATH/TM/ ASCEND - JOINT RIDER
GUARANTEED LIFETIME WITHDRAWAL BENEFIT                        [MINNESOTALIFE LOGO]

MINNESOTA LIFE INSURANCE COMPANY - A Securian Company         Fax 651-665-7942
Annuity Services . A3-9999                                    1-800-362-3141
400 Robert Street North . St. Paul, Minnesota 55101-2098      www.securian.com

This rider is attached to and made part of this contract as of the Rider Effective Date. Terms not defined in this rider have the meaning given to them in the contract to which this rider is attached. To the extent any of the provisions contained in this rider are contrary to or inconsistent with those of the contract, the provisions of this rider will control.

THE PURPOSE OF THE BENEFIT PROVIDED BY THIS RIDER IS TO PROVIDE SECURITY THROUGH A GUARANTEED ANNUAL INCOME (GAI) AMOUNT THAT CAN BE WITHDRAWN EACH CONTRACT YEAR, REGARDLESS OF CONTRACT VALUE, UNTIL THIS RIDER'S TERMINATION. THIS BENEFIT WILL TERMINATE UPON ASSIGNMENT OF THE CONTRACT OR A CHANGE IN OWNER UNLESS THE NEW ASSIGNEE OR OWNER MEETS THE QUALIFICATIONS SPECIFIED IN THE RIDER TERMINATION SECTION.

RIDER SPECIFICATIONS

 RIDER EFFECTIVE DATE:                                     [September 1, 2013]

 DESIGNATED LIFE:                                                   [John Doe]

 JOINT DESIGNATED LIFE:                                             [Jane Doe]

 BENEFIT DATE:                                             [September 1, 2013]

                                         The later of the Contract Anniversary
                                         following the [59th] birthday of the
                                         youngest Designated Life or the Rider
                                         Effective Date.

 ANNUAL RIDER CHARGE:                    The Annual Rider Charge of [1.50%],
                                         subject to a maximum charge of
                                         [2.25%], of the greater of Contract
                                         Value or Benefit Base is deducted
                                         quarterly from Contract Values
                                         allocated to the Variable Account.

                                         The Annual Rider Charge may increase,
                                         subject to the maximum charge shown
                                         above, at the time of a Benefit Base
                                         Reset.

 ENHANCEMENT PERIOD:                     [10] Contract Years following the
                                         Rider Effective Date.

 ENHANCEMENT RATE:                                                     [7.00%]

                                             Age        Annual Income Percentage
                                       ---------------  ------------------------
ANNUAL INCOME PERCENTAGE:              [through age 64]          [3.50%]
                                           [65-74]               [4.00%]
                                           [75-79]               [4.50%]
                                        [80 and older]           [5.50%]

 BENEFIT BASE MAXIMUM:                                           [$4,000,000]

 MAXIMUM ADDITIONAL PURCHASE PAYMENTS:                              [$25,000]

 CONTRACT VALUE ALLOCATION:             While this rider is in effect, the
                                        full Contract Value must be allocated
                                        to an allocation plan approved by us
                                        for use with this rider.

 ICC13-70257                                                 Minnesota Life 1

DEFINITIONS

BENEFIT BASE

The value that is used to determine the amount of Guaranteed Annual Income
(GAI) available for withdrawal under this rider. In no event will the Benefit Base exceed the Benefit Base Maximum as shown in the Rider Specifications.

BENEFIT BASE ENHANCEMENT

The dollar amount added to the Benefit Base on any Contract Anniversary during the Enhancement Period when there are no withdrawals in the prior Contract Year.

BENEFIT BASE RESET

The Benefit Base is reset on any Contract Anniversary where the Contract Value is greater than the Benefit Base after application of the Benefit Base Enhancement, if any. The Benefit Base will increase to the Contract Value, but will not exceed the Benefit Base Maximum. The Benefit Base will continue to be eligible for an increase due to a Benefit Base Reset on each Contract Anniversary until a Benefit Base Reset is declined as described in the Annual Rider Charge section.

DESIGNATED LIFE

The person listed in the Rider Specifications upon whose lifetime, along with the Joint Designated Life, will be used to determine the benefits under this rider. The Designated Life is the Owner of the contract. If the Owner of the contract is other than a natural person, such as a trust or other similar entity, the Designated Life is the Annuitant. A Designated Life may be removed due to divorce but otherwise may not be added or changed after the Rider Effective Date.

ENHANCEMENT BASE

The amount that is multiplied by the Enhancement Rate to calculate any applicable Benefit Base Enhancement. The Enhancement Base will not exceed the Benefit Base Maximum as shown in the Rider Specifications.

GUARANTEED ANNUAL INCOME (GAI)

The maximum amount that can be withdrawn in any Contract Year after the Benefit Date without affecting the Benefit Base, Enhancement Base, or the GAI in future Contract Years.

GUARANTEED INTEREST OPTIONS

A type of investment option that provides an interest rate guaranteed for a specified period of time. These options are as defined in your contract and may also be referred to as Guaranteed Interest Accounts. For purposes of this rider, references to Guaranteed Interest Options also include any options defined in your contract as Guaranteed Interest Accounts.

JOINT DESIGNATED LIFE

The person listed in Rider Specifications upon whose lifetime, along with the Designated Life, will be used to determine the benefits under this rider. The Joint Designated Life is the Joint Owner or the sole primary beneficiary on the contract unless otherwise agreed to by us. A Joint Designated Life may be removed due to divorce but otherwise may not be added or changed after the Rider Effective Date. All references to Designated Life will include the Designated Life and Joint Designated Life.

QUALIFIED CONTRACT

A contract issued to a retirement plan or arrangement that receives favorable tax treatment under Section 401, 404, 408, 408A and 457 of the Internal Revenue Code, as amended.

GENERAL PROVISIONS

REPORTS TO OWNERS

In addition to the information stated in the Reports to Owners section in the contract, the annual report will also provide additional information about this rider. Prior to the Benefit Date, the annual report will provide a projected Benefit Base and GAI as of the Benefit Date assuming no Benefit Base Resets and no further contract activity. After the Benefit Date, the annual report will provide the GAI as of the date of the report.

SUBSEQUENT PURCHASE PAYMENTS

Cumulative Purchase Payments after the first Contract Year are limited to the Maximum Additional Purchase Payments shown in the Rider Specifications, without our consent. Purchase Payments are allocated to the Guaranteed Interest Options and/or the Sub-Accounts as you direct, subject to the provisions in the Contract Value Allocation Options section.

 ICC13-70257                                                 Minnesota Life 2

MINIMUM CONTRACT VALUE

Any provision in your contract requiring there be a minimum Contract Value as of the date of any withdrawal is waived while this rider is in effect.

IMPACT OF DIVORCE

If a Designated Life is removed from the contract due to a divorce and no withdrawals have been taken, the benefits provided by this rider will be adjusted, as necessary, based on the age of the remaining Designated Life. The rider charge and all terms of this rider will continue to be based on a joint rider even though benefits are provided for only one Designated Life.

SPOUSAL CONTINUATION

If a Designated Life dies and the surviving spouse continues the contract, this rider may be continued provided the spouse is also a Designated Life.

RECOVERY OF EXCESS PAYMENTS

We may recover from you or your estate any payments made after the death of both Designated Lives.

CALCULATION OF BENEFIT VALUES

BENEFIT BASE

The initial Benefit Base will be set to the initial Purchase Payment.

For each subsequent Purchase Payment prior to the later of the first Contract Anniversary or the date of the first withdrawal, the Benefit Base will be increased by the amount of the subsequent Purchase Payment(s). For any subsequent Purchase Payment on or after the later of the first Contract Anniversary or the date of the first withdrawal, there will be no increase to the Benefit Base as a result of the Purchase Payment(s).

Prior to the Benefit Date, any amount you withdraw is considered an excess withdrawal and will cause the Benefit Base to be reduced by an amount equal to
(a) multiplied by (b) divided by (c) where:

    (a)  is the Benefit Base immediately prior to the withdrawal,

    (b)  is the amount of the withdrawal, and

    (c)  is the Contract Value immediately prior to the withdrawal.

After the Benefit Date, if the total amount you withdraw in a single Contract Year is less than or equal to the GAI, as described below, the Benefit Base will not be reduced.

After the Benefit Date, if the total amount you withdraw in a single Contract Year is in excess of the GAI, the additional amount withdrawn is considered an excess withdrawal and will cause the Benefit Base to be reduced by an amount equal to (a) multiplied by (b) divided by (c) where:

    (a) is the Benefit Base immediately prior to the excess portion of the withdrawal,

    (b)  is the excess portion of the withdrawal, and

    (c) is the Contract Value immediately prior to the excess portion of the withdrawal.

THE BENEFIT BASE IS SEPARATE FROM YOUR CONTRACT VALUE. THE BENEFIT BASE MAY NOT BE WITHDRAWN AS A LUMP SUM AND IS NOT PAYABLE AT DEATH.

ENHANCEMENT BASE

The initial Enhancement Base will be set to the initial Purchase Payment.

For each subsequent Purchase Payment prior to the later of the first Contract Anniversary or the date of the first withdrawal, the Enhancement Base will be increased by the amount of the subsequent Purchase Payment. For any subsequent Purchase Payment on or after the later of the first Contract Anniversary or the date of the first withdrawal, there will be no increase to the Enhancement Base as a result of the Purchase Payment.

 ICC13-70257                                                 Minnesota Life 3

Prior to the Benefit Date, any amount you withdraw will cause the Enhancement Base to be reduced by an amount equal to (a) multiplied by (b) divided by
(c) where:

    (a)  is the Enhancement Base immediately prior to the withdrawal,

    (b)  is the amount of the withdrawal, and

    (c)  is the Contract Value immediately prior to the withdrawal.

After the Benefit Date, if the total amount you withdraw in a single Contract Year is less than or equal to the GAI, the Enhancement Base will not be reduced.

After the Benefit Date, if the total amount you withdraw in a single Contract Year is in excess of the GAI, the Enhancement Base will be reduced by an amount equal to (a) multiplied by (b) divided by (c) where:

    (a) is the Enhancement Base immediately prior to the excess portion of the withdrawal,

    (b)  is the excess portion of the withdrawal, and

    (c) is the Contract Value immediately prior to the excess portion of the withdrawal.

BENEFIT BASE ENHANCEMENT

On each Contract Anniversary during the Enhancement Period, after each Contract Year in which there have been no withdrawals, the Benefit Base will be increased by an amount equal to (a) multiplied by (b), where:

    (a)  is the Enhancement Rate, and

    (b) is the Enhancement Base immediately prior to application of the Benefit Base Enhancement.

BENEFIT BASE RESET

On each Contract Anniversary, immediately following application of any applicable Benefit Base Enhancement, the Benefit Base will be increased to the Contract Value if the Contract Value is greater than the Benefit Base.

If a Benefit Base Reset occurs during the Enhancement Period, the Enhancement Base will increase to the value of the Benefit Base following the Benefit Base Reset. The Enhancement Period will not be affected by a Benefit Base Reset.

The annual rider charge may increase at the time of a Benefit Base Reset as described under the Annual Rider Charge section.

GUARANTEED ANNUAL INCOME (GAI)

Beginning at the Benefit Date, you may withdraw an amount up to the GAI each Contract Year until the rider terminates as described under Rider Termination. The amount received will be in the form of a withdrawal of Contract Value, if available, or in the form of Annuity Payments if your Contract Value reaches zero.

Prior to the first withdrawal, the GAI will be equal to (a) multiplied by
(b) where:

    (a)  is the Benefit Base, and

    (b) is the Annual Income Percentage shown in the Rider Specifications based on the age of the youngest Designated Life.

The Annual Income Percentage will be determined based on the age of the youngest Designated Life at the time of the first withdrawal and will not change thereafter except in the case of a Benefit Base Reset. Upon a Benefit Base Reset, the Annual Income Percentage will be re-determined based on the age of the youngest Designated Life on the date of the Benefit Base Reset.

At the time of the first withdrawal and at any time thereafter, the GAI will be equal to (a) multiplied by (b) where:

    (a)  is the Benefit Base, and

    (b) is the Annual Income Percentage shown in the Rider Specifications based on the age of the youngest Designated Life as of the later of the date of the first withdrawal or the date of the most recent Benefit Base Reset.

The GAI will be recalculated immediately following any change to the Benefit
Base.

Withdrawals may be required to be made from your values in the Guaranteed Interest Options and each Sub-Account of the Variable Account on a pro-rata basis relative to your Contract Value. If withdrawals in any Contract Year are less than the GAI, the remaining GAI may not be carried forward to future Contract Years.

 ICC13-70257                                                 Minnesota Life 4

TIMING OF CALCULATIONS

If the Contract Anniversary falls on a day that is not a Valuation Date, rider benefit values will be calculated based on the next available Valuation Date.

AUTOMATIC PAYMENT PHASE

If the Contract Value is reduced to zero, other than by an excess withdrawal, the contract will enter an automatic payment phase and no future Benefit Base increase will occur. You will receive an annual amount equal to the GAI in the form of an Annuity Payment until the death of both Designated Lives. You may elect to receive payments at any frequency offered by us, but at least annually. Once selected, the frequency may not be changed without our consent. During this phase, no additional Purchase Payments may be made and all other contract features, benefits, riders, and guarantees except the guarantees provided by this rider are terminated. Upon the death of both Designated Lives, this rider terminates and no further benefits are payable.

ANNUITY PAYMENTS

If you elect to receive Annuity Payments, you may apply your Contract Value to any Annuity Payment option in accordance with your contract terms. If you apply less than the entire Contract Value to provide Annuity Payments under an Annuity Payment option, that amount will be treated as a withdrawal for purposes of adjusting the Benefit Base, Enhancement Base, and GAI.

If Annuity Payments are required to begin and the oldest Annuitant is a Designated Life, you may elect from an additional annuity payment option to receive an annual amount equal to the GAI at any frequency offered by us, but at least annually, until the death of both Designated Lives.

REQUIRED MINIMUM DISTRIBUTION (RMD)

This provision applies if your contract is a Qualified Contract and is subject to required minimum distribution (RMD) provisions pursuant to the Internal Revenue Code (the "Code"), as amended from time to time, and the Treasury Regulations issued thereunder.

A withdrawal in any Contract Year after you are eligible for RMD will not be treated as an excess withdrawal if that withdrawal does not cause the total withdrawals for the Contract Year to exceed the greater of the GAI or your RMD for the current calendar year. Such treatment is contingent on your acceptance of our calculation of the RMD amounts. RMD calculations will be based solely on the value of this contract and any attached riders, and will be determined for the calendar year in which the RMD withdrawal is requested. Each RMD amount is calculated based on information provided by you and our understanding of the Code. We reserve the right to make changes in our calculations, as needed, to comply with the Code and Treasury Regulations.

While this contract is subject to RMD provisions, the benefit will be treated as follows:

    . Each Contract Year the GAI will be calculated as described in the Guaranteed Annual Income section above. The GAI will not be changed based on the RMD requirement.

    . If the RMD amount is greater than the GAI, the Benefit Base, Enhancement Base, and GAI will not be reduced for withdrawals up to the RMD amount.

Amounts withdrawn in any Contract Year in excess of the greater of GAI or RMD will be treated as an excess withdrawal. If the RMD amount for two calendar years is withdrawn in a single Contract Year, your withdrawal may be subject to excess withdrawal treatment to the extent the Contract Year withdrawals exceed the greater of the GAI or current calendar year RMD amount.

EXCESS WITHDRAWAL CONSIDERATIONS

An excess withdrawal is any withdrawal prior to the Benefit Date or a withdrawal after the Benefit Date that exceeds the GAI for the Contract Year. The portion of each individual withdrawal during a Contract Year that is treated as an excess withdrawal is equal to the amount withdrawn, including any applicable deferred sales charge, less any GAI remaining prior to the withdrawal for that Contract Year.

EXCESS WITHDRAWALS CAN REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE EXCESS WITHDRAWAL.

 ICC13-70257                                                 Minnesota Life 5

A deferred sales charge, as defined in the contract to which this rider is attached, may apply if excess withdrawals exceed the contract's free withdrawal amount.

Any forms provided by us to facilitate Written Request of a withdrawal will include:

    (a) A warning that any excess withdrawal under this rider could reduce future benefits by more than the dollar amount of the excess withdrawal, and

    (b) An option to contact us by telephone to determine if, as of the most recent Valuation Date, such withdrawal would be considered an excess withdrawal under this rider.

If you request a withdrawal by telephone, we will inform you if, as of the most recent Valuation Date, such withdrawal will be considered an excess withdrawal under this rider.

CONTRACT VALUE ALLOCATION OPTIONS

ALLOCATION PLANS

While this rider is in effect, the full Contract Value must be allocated to an allocation plan approved by us. The Contract Value may be required to be automatically rebalanced each quarter according to the allocation plan then in effect. You may reallocate the full Contract Value from the current allocation plan to another allocation plan available for use with this rider at the time of the reallocation request. Any reallocation request must be received in our home office by Written Request or other form acceptable to us. The reallocation will be effective on the Valuation Date coincident with or next following the day we receive the complete request at our home office.

We reserve the right to add, delete, or modify allocation plans. In the event you make an additional Purchase Payment or request a transfer to an allocation plan that is no longer available, you may be required to provide a new allocation to one of the allocation plans available at the time of your request. We will notify you in writing of any changes to the allocation plans available for use with this rider.

In regard to the Guaranteed Interest Options, to the extent participation in the allocation plan or automatic rebalancing exceeds contract maximums or transfer limitations, such limitations will be waived while this rider is in effect.

RIDER CHARGE

ANNUAL RIDER CHARGE

Beginning three months after the Rider Effective Date, and every three months thereafter, an amount equal to one quarter of the Annual Rider Charge will be multiplied by the greater of the Contract Value or the Benefit Base on the date of the charge. It will be deducted on a pro-rata basis from Contract Values allocated to the Variable Account. For purposes of calculating the Annual Rider Charge, the greater of the Contract Value or the Benefit Base will be subject to the Benefit Base Maximum.

The Annual Rider Charge may increase at the time of a Benefit Base Reset. The Annual Rider Charge following the increase will not exceed the current Annual Rider Charge for new issues. If we are no longer issuing this rider, we reserve the right to increase the Annual Rider Charge to an amount that will not exceed the maximum Annual Rider Charge.

You may elect to decline the Annual Rider Charge increase. Declining the Annual Rider Charge increase will result in no increase to the Benefit Base. You will be notified in writing a minimum of 30 days prior to the Contract Anniversary that you may decline the Annual Rider Charge increase. If you elect to decline the Annual Rider Charge increase, you must provide a Written Request to us no less than seven calendar days prior to the Contract Anniversary. Once you notify us of your decision to decline the Annual Rider Charge increase, you will no longer be eligible for future Benefit Base increases.

A proportionate amount of the Annual Rider Charge will be deducted upon termination of this rider or surrender of the contract. The Annual Rider Charge will be discontinued upon termination of the rider as described in the Rider Termination section.

 ICC13-70257                                                 Minnesota Life 6

RIDER TERMINATION

The rider will automatically terminate at the earliest of:

    (a) termination or surrender of the contract, including the date any death benefits are paid as a lump sum under the terms of the contract; or

    (b) the date we receive due proof of death of the last remaining Designated Life; or

    (c) the Annuity Commencement Date where all the remaining amount available has been applied to provide Annuity Payments; or

    (d) the date of an ownership change or assignment under the contract unless:

         . the new Owner assumes full ownership of the contract and is essentially the same person (this includes but is not limited to the change from joint ownership to sole ownership by the surviving spouse when one of them dies, or the removal of an Owner due to a divorce or qualified dissolution order); or

         . the assignment is for the purposes of effectuating a 1035 exchange of the contract.

The rider cannot be terminated prior to the earliest of the above dates. Upon termination of this rider, the benefits and charges within this rider will terminate. Once terminated, this rider may not be reinstated.

 [
 [SIGNATURE GRAPHIC]                                      [SIGNATURE GRAPHIC]

 Secretary                                                         President]

 ICC13-70257                                                 Minnesota Life 7